EXHIBIT 21


                    Domestic Subsidiaries of the Registrant *

                     KFC Franchisee Insurance Program, Inc.
                          (the "Insurance Subsidiary")

                      KFC Franchisee Finance Company, Inc.

             FoodService Purchasing Cooperative International, Inc.

                Domestic Subsidiary of the Insurance Subsidiary *

                          Kenco Insurance Agency, Inc.

* The domestic subsidiaries of the Registrant and the domestic subsidiary of the Insurance Subsidiary were organized and incorporated in Kentucky and do business under the names listed above.




                    Canadian Subsidiary of the Registrant **

                    KFC Franchisee Purchasing of Canada, Inc.

** The Canadian subsidiary of the Registrant was organized and incorporated in Ontario and does business under the name listed above.